AGREEMENT (this “Agreement”) dated as of March 16, 2009, by Capital Trust, Inc. (the “Seller”) and Goldman Sachs Mortgage Company (“Buyer”), each a “Party”, and, collectively, the “Parties”.

Reference is made to the Amended and Restated Master Repurchase Agreement between Buyer and the Seller, dated as of August 15, 2006 as supplemented by that certain Amended and Restated Annex I, dated as of October 30, 2007 (as amended, supplemented or modified, and together with all schedules, annexes and exhibits thereto, and all confirmations exchanged pursuant to the Transactions entered into in connection therewith, the “Repurchase Agreement”). All capitalized terms not otherwise defined herein have the meaning set forth in the Repurchase Agreement.

NOW, THEREFORE, in consideration of the foregoing, the Parties have agreed as follows:

1.           Additional Payments.  On the date hereof (the “Termination Date”), Seller shall pay to Buyer an amount equal to the sum of $2,641,632.12 and the TCAL Future Funding Amount (as defined below) (the “Paydown Amount”), which amount shall be applied to reduce the Repurchase Price (excluding accrued and unpaid Price Differential) under the Repurchase Agreement. The “TCAL Future Funding Amount” means an amount equal to $1,811,508.90.

2.           Purchase of Purchased Loans.

(a)           On the Termination Date, (i) Buyer and Seller agree that the Repurchase Date for all Transactions under the Repurchase Agreement shall be deemed to occur, (ii) the Repurchase Price (including accrued and unpaid Price Differential) shall be due and payable by Seller to Buyer, and, subject to receipt of the amount of $83,828,683.39, plus accrued and unpaid Price Differential to but excluding the Termination Date net of accrued and unpaid interest on the Closeout Loans (the “Closeout Repurchase Price”) (subject to the netting described below) (which Buyer agrees shall satisfy in full the obligation of Seller to pay the Repurchase Price (including accrued and unpaid Price Differential) pursuant to the Repurchase Agreement), Buyer shall be obligated to transfer the Purchased Loans to Seller pursuant to the Repurchase Agreement, (iii) the Seller shall sell and transfer to Buyer, free and clear of all liens, claims, encumbrances, obligations, liabilities or any similar interests whatsoever, and Buyer agrees to purchase, the Purchased Loans other than the Excluded Purchased Loan (as defined below) (the “Closeout Loans”) at a purchase price equal to the Closeout Purchase Price (as defined below) and (iv) upon consummation of the transactions described in the foregoing clauses (i), (ii) and (iii), the Repurchase Agreement and the other Transaction Documents shall terminate and be of no further force and effect.  “Excluded Purchased Loan” means the Woodfin Chase Purchased Loan.

(b)           The transactions contemplated by clauses (i), (ii) and (iii) of the prior sentence, the payment of the Paydown Amount in accordance with Section 1 above and the termination of the Repurchase Agreement and the other Transaction Documents shall be confirmed by such form of confirmation or trade ticket as Buyer customarily uses, provided, that, Buyer’s delivery of such confirmation or trade ticket shall not be a condition precedent to the effectiveness of the terminations and releases contained herein.  The Closeout Purchase Price (as defined below) due from Buyer to Seller shall be adjusted, paid and netted (as applicable) against the payment of the Closeout Repurchase Price payable by Seller to Buyer and the obligation of Buyer to transfer the Purchased Loans to Seller shall be netted against the obligation of Seller to transfer the Closeout Loans to Buyer.  The “Closeout Purchase Price” means $83,828,683.39.

3.           Representations and Warranties.  Each of Seller and Buyer represents and warrants that (i) this Agreement has been duly authorized, executed and delivered, (ii) the transactions contemplated hereby have been duly authorized by all necessary action, do not violate any agreement, document or law or regulation or require any consent or filing with any person or entity, and (iii) this Agreement constitutes the legal, valid, and binding obligations of such Party, enforceable against such Party in accordance with its terms. Buyer and Seller each acknowledge and agree that the transactions hereunder constitute “reasonably equivalent value” and “fair consideration” (as such terms are used in connection with any applicable fraudulent conveyance, fraudulent transfer or other similar laws) and are made in good faith.

4.           Releases.  On the Termination Date, upon consummation of the termination of the Transactions, the Repurchase Agreement and the other Transaction Documents pursuant to this Agreement and the sale of the Closeout Loans in accordance with this Agreement each Party hereby releases, acquits and forever discharges each other Party, and each of their respective subsidiaries, affiliates, officers, directors, agents, employees, partners, members, managers, servants, attorneys and representatives, as well as the heirs, personal representatives, predecessors-in-interest, successors and assigns from any and all claims, demands, debts, actions, causes of action, suits, contracts, agreements, obligations, liabilities, accounts, defenses, offsets against the liabilities and obligations arising under or related to the Repurchase Agreement and the other Transaction Documents and the Transactions contemplated therein or related thereto, including, without limitation, all such claims, defenses and liabilities of any kind or character whatsoever, whether known or unknown, suspected or unsuspected, in contract, in tort or statutory, at law or in equity, including, without limitation, such claims and defenses as fraud, misrepresentation, breach of duty, mistake, duress, usury, claims pertaining to so-called “lender liability,” and claims pertaining to creditor’s rights, which such Party ever had, now has, or might hereafter have against the other, jointly or severally, for or by reason of any matter, act, omission, cause or thing whatsoever occurring, on or prior to or subsequent to the date of this Agreement, that is related to, in whole or in part, directly or indirectly the Repurchase Agreement, the other Transaction Documents and/or any of the Transactions; provided, however, that nothing in this Agreement or these releases shall be deemed to release any obligation of Buyer or Seller, as the case may be, arising under this Agreement or the transactions contemplated hereunder.  In connection with the releases granted herein, each of the Parties hereby waives all rights conferred by the provisions of California Civil Code Section 1542 and/or any similar state or federal law.  California Civil Code Section 1542 provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The Parties understand and acknowledge the significance and consequence of their waiver of Section 1542 of the California Civil Code, as well as any other federal or state statute or common law principle of similar effect, and acknowledge that this waiver is a material inducement to and consideration for each other Party’s execution of this Agreement.

5.           Safe Harbor Rights.  Seller acknowledges and agrees that (i) this Agreement and the Repurchase Agreement constitute a “repurchase agreement” within the meaning of section 101(47) of the United States Bankruptcy Code (the “Code”), and a “securities contract” within the meaning of section 741(7) of the Code, (ii) the exercise by Buyer of rights hereunder and as set forth in the Repurchase Agreement are rights described in and protected by sections 362(b)(6), 362(b)(7), 362(b)(27), 555, 559 and 561 of the Code, (iii) Buyer is entitled to all rights and protections applicable to “repurchase agreements” and “securities contracts” under the Code, including, without limitation, the rights and protections described in the Code sections referenced in (ii) of this Section 5, the rights and protections afforded under sections 546(e), 546(f), 546(j), 548(d)(2)(B), 548(d)(2)(C) of the Code, and the rights and protections applicable to setoffs or netting described in sections 362(b)(6), 362(b)(7), 555, 559 and 561 of the Code.

6.           Miscellaneous.  This Agreement embodies the entire agreement and understanding of the Parties with respect to the subject matter of this Agreement, and supersedes all prior or contemporaneous agreements or understandings, whether written or oral, between or among the Parties with respect to that subject matter.  This Agreement may be amended, and the terms hereof may be waived, only by a written instrument signed by each of the Parties, or, in the case of a waiver, by the Party waiving compliance. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  This Agreement may be executed and delivered by facsimile or PDF.  Any facsimile or PDF signatures shall have the same legal effect as manual signatures.  The Seller shall not have any right to transfer or delegate (whether by way of security or otherwise) this Agreement or any right, title, interest, power, privilege, remedy, obligation or duty in, to or under this Agreement, in whole or in part, without the prior written consent of Buyer.  Buyer may transfer or delegate (whether by way of security or otherwise) this Agreement or any right, title, interest, power, privilege, remedy, obligation or duty in, to or under this Agreement, in whole or in part, to an affiliate of Buyer or any entity sponsored or organized by, or on behalf of or for the benefit of, Buyer without the consent of the Seller.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without reference to its conflicts of laws principles) and the Parties agree to submit to the non-exclusive jurisdiction of the federal and state courts in the borough of Manhattan in New York, New York in relation to any dispute arising out of or in connection with this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

GOLDMAN SACH MORTGAGE COMPANY, a New York limited partnership

By: Goldman Sachs Real Estate Funding Corp., its general partner

By:	/s/ Mark Buono
Name: Mark Buono
Title: Vice President

CAPITAL TRUST, INC., a Maryland corporation

By:	/s/ Geoffrey G. Jervis
Name: Geoffrey G. Jervis
Title: Chief Financial Officer